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                                EXHIBIT (23)(A)
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                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Jefferson Savings Bancorp, Inc.:


We consent to incorporation by reference in the registration statement on Form S-4 of Jefferson Savings Bancorp, Inc. of our report dated March 15, 1996, relating to the consolidated balance sheets of Jefferson Savings Bancorp, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Jefferson Savings Bancorp, Inc. and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.



                                       /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
October 11, 1996